EXHIBIT 10.2
CHANGE OF CONTROL AGREEMENT
     This CHANGE OF CONTROL AGREEMENT (“Agreement”), effective as of April 22, 2010 (the “Effective Date”), by and between Tandy Brands Accessories, Inc., a Delaware corporation (the “Company”), and N. Roderick McGeachy (the “Executive”), evidences that;
     WHEREAS, the Executive is a senior executive of the Company and has made and/or is expected to make or continue to make significant contributions to the strength of the Company;
     WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change of Control (as defined hereafter) and desires to establish certain minimum compensation rights with respect to its key senior executives, including the Executive, applicable in the event of a Change of Control;
     WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change of Control;
     WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company absent a Change of Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change of Control; and
     WHEREAS, the Executive is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. Operation of Agreement:
(a)	Sections 1 and 8 through 21 of this Agreement shall be effective and binding as of the Effective Date, but, anything in this Agreement to the contrary notwithstanding, Sections 2 through 7 and Sections 22 through 23 of this Agreement shall not be effective and binding unless and until a Change of Control shall have occurred. For purposes of this Agreement, a “Change of Control” will be deemed to have occurred if at any time during the Term (as hereinafter defined) any of the following shall occur:
(i)	any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

(ii)	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

(iii)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv)	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) on the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(v)	the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) of an aggregate of 20% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the Effective Date, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the Effective Date, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or

(vi)	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.
(b)	Upon the occurrence of a Change of Control at any time during the Term, Sections 2 through 7 and Sections 22 through 23 of this Agreement shall become immediately effective and binding.

(c)	The period during which this Agreement shall be in effect (the “Term”) shall commence as of the date hereof and shall expire as of the later of (i) the close of business on June 30, 2011 or (ii) the expiration of the Period of Employment (as hereinafter defined); provided, however, that (A) subject to Section 9 hereof, if, prior to a Change of Control, the Executive ceases for any reason to be an employee of the Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect (except and to the extent otherwise specifically provided in Section 23 hereof or in a separate agreement between the Company and the Executive) and (B) commencing on June 30, 2011 and the last day of each of the Company’s fiscal years commencing thereafter, the Term of this Agreement shall automatically be extended for an additional one-year term unless, not later than ninety (90) calendar days prior to such June 30, the Company or the Executive shall have given notice that the Company or the Executive, as the case may be, does not wish to have the Term of this Agreement extended.
     2. Employment; Period of Employment:
(a)	Subject to the terms and conditions of this Agreement, upon the occurrence of a Change of Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company for the period set forth in Section 2(b) hereof (the “Period of Employment”), in the position and with substantially the same duties and responsibilities that the Executive had immediately prior to the Change of Control, or to which the Company and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive shall devote substantially all of the Executive’s time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives immediately prior to the Change of Control) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as hereinafter defined) if conducted by the Executive after the Executive’s Termination Date (as hereinafter defined), (ii) engaging in charitable and community activities, or (iii) managing the Executive’s personal investments.

(b)	The Period of Employment shall commence on the date on which a Change of Control occurs and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (i) the second anniversary of the occurrence of the Change of Control or (ii) the Executive’s death.
     3. Compensation During Period of Employment:
(a)	During the Period of Employment, the Executive shall receive annual base salary at a rate not less than the Executive’s annual fixed or base compensation or such higher rate as may be determined from time to time by the Board of Directors of the Company (the “Board”) or the compensation committee or similar committee thereof (the “Committee”) (which base salary at such rate is herein referred to as “Base Pay”). The Executive’s Base Pay shall be payable monthly in accordance with the Company’s regular payroll practices.

(b)	During the Period of Employment, the Executive shall, if and on the basis as the Executive participated therein immediately prior to the Change of Control, be a full participant in any annual bonus, incentive, profit-sharing performance, discretionary pay or similar policy, plan, program or arrangement of the Company (“Incentive Pay”) which contemplates cash payments other than Executive Benefits (as hereinafter defined). For these purposes, each such policy, plan, program or arrangement shall be provided on the same basis as prior to the Change of Control if the Incentive Pay to be awarded thereunder is calculated in the same amounts and based on the same performance measures, threshold specifications, and vesting conditions as in effect immediately prior to the Change of Control. Except to the extent otherwise provided under an applicable document governing such Incentive Pay, the Executive’s Incentive Pay shall be paid annually as soon as reasonably practicable, but in no event later than the date which is two and one-half (2 1/2) months following the last day of the fiscal year during which such Incentive Pay is earned.

(c)	During the Period of Employment, the Executive shall, if and on the same basis as the Executive participated therein immediately prior to the Change of Control, be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate generally, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, and other employee benefit policies, plans, programs or arrangements that may exist immediately prior to the Change of Control or any equivalent successor policies, plans, programs or arrangements that may be adopted thereafter by the Company (collectively, “Executive Benefits”); provided, however, that, except as set forth in Section 5(a)(iii) and (iv) hereof, the Executive’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Nothing in this Agreement shall preclude improvement or enhancement of any such Executive Benefits by the Company, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement, unless and to the extent otherwise specifically provided under this Agreement.

(d)	During the Period of Employment, Executive shall be entitled to reimbursements of reasonable business expenses in accordance with the Company’s established policies; provided, however, that the reimbursement of expenses incurred during any calendar year within the Period of Employment may not affect the expenses eligible for reimbursement in any other calendar year during the Period of Employment. Reimbursements of eligible expenses will be made within sixty (60) days of the date on which the Executive submits proper substantiation for the expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The Executive’s right to reimbursement of reasonable business expenses hereunder is not subject to liquidation or exchange for another benefit.
     4. Termination Following a Change of Control:
(a)	In the event of the occurrence of a Change of Control, the Company may, during the Period of Employment, terminate this Agreement only upon the occurrence of one or more of the following events:
(i)	If the Executive is unable to perform the essential functions of the Executive’s job (with or without reasonable accommodation) because the Executive has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, a long-term disability plan maintained by or on behalf of the Company for senior executives generally or, if applicable, employees of the Company immediately prior to the Change of Control; or

(ii)	For “Cause,” which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have committed:
(A)	Executive’s breach of this Agreement [or other agreement with the Company] (which remains uncured at the end of a 10-day period after receipt of written notice of the breach);

(B)	Executive’s willful misconduct, malfeasance, negligence in the performance or intentional nonperformance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder;

(C)	Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (4) fraud, misappropriation or embezzlement of funds or other property of the Company,

(D)	Executive’s conviction of a felony crime which, in the opinion of the Board of Directors of the company, brings Executive or the Company into disrepute or causes harm to the Company’s business, customer relations, financial condition or prospects, or

(E)	Violation of any statutory or common law duty of loyalty to the Company.
(iii)	For any reason other than a termination in accordance with Section 4(a)(i) or (ii) hereof.
(b)	In the event of the occurrence of a Change of Control, the Executive may, during the Period of Employment, terminate this Agreement upon the termination by the Executive of the Executive’s employment with the Company during the Period of Employment upon the occurrence of any of the following events, without the consent of the Executive:
(i)	A material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) which the Executive held with the Company immediately prior to the Change of Control;

(ii)	A material diminution in the Executive’s Base Pay received from the Company;

(iii)	The Company requires that the principal place of work of the Executive be changed to any location which is in excess of fifty (50) miles from the location thereof immediately prior to the Change of Control; or

(iv)	Any material breach of this Agreement by the Company (or any successor thereto), which shall include, but not be limited to a failure under Section 11 hereof or a breach by the Company of Section 12;
provided, the Executive delivers written notice to the Company within thirty (30) calendar days of the initial existence of the condition and the Company fails to remedy the condition within thirty (30) calendar days following receipt by the Company of such written notice.

(c)	A termination by the Company pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Executive Benefits, which rights shall be governed by the terms thereof, unless and to the extent otherwise specifically provided under this Agreement. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to the Executive’s prior or any future employment by the Company.
     5. Severance Compensation:
(a)	If, following the occurrence of a Change of Control, the Company shall terminate the Executive’s employment during the Period of Employment pursuant to an event described in Section 4(a)(iii) hereof, or if the Executive shall terminate the Executive’s employment pursuant to an event described in Section 4(b) hereof, the Company shall, except to the extent payment is required to be delayed in accordance with Section 5(c) hereof, pay to the Executive the amounts specified in this Section 5(a) within the specified period following the date (the “Termination Date”) that the Executive’s employment is terminated (which shall, subject to Section 5(f) hereof, be the date of termination or, if applicable, the expiration of the period for remedy provided under Section 4(b) hereof):
(i)	On the payroll date concurrent with or next following such Termination Date, the sum of (A) the Executive’s Base Salary through the Termination Date to the extent not theretofore paid and (B) any accrued vacation pay to the extent not theretofore paid, and, within the period specified in Section 3(b) hereof, a pro rata amount of the Incentive Pay equal to the product of such Incentive Pay (based upon actual performance through the Termination Date) and a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365.

(ii)	Subject to Section 5(b) below, on the sixtieth (60th) day following the Termination Date, a lump sum payment (the “Severance Payment”) in an amount equal 200% of the sum of (A) the aggregate Base Pay (at the rate in effect for the year in which the Termination Date occurs) plus (B) the Incentive Pay (based upon the target amount of Incentive Pay payable to the Executive for the year in which the Termination Date occurs); provided, however, that if the Severance Payment otherwise payable hereunder is a “parachute payment” (as determined under Section 280G of the Code or any successor provision thereto), then in no event will the Severance Payment, when added to the “present value” (as determined under Section 280G of the Code or any successor provision thereto) of any other “parachute payments” (as that term is defined in Section 280G of the Code or any successor provision thereto) from the Company, exceed an amount equal to 299% (the “299% Amount”) of the Executive’s “base amount” (as that term is defined in Section 280G of the Code or any successor provision thereto), and if the amount otherwise payable hereunder would exceed the 299% Amount, the Severance Payment shall be reduced to the extent necessary so that the aggregate present value of all “parachute payments” does not exceed the 299% Amount.

(iii)	Subject to Section 5(b) below, except to the extent that the payments or benefits provided pursuant to this Section 5(a)(iii) would result in a reduction of the amount or benefits provided in the preceding paragraphs of this Section 5(a), because they, when added to such amounts or benefits, and the present value of any other parachute payments from the Company, would exceed the 299% Amount, the following shall occur immediately on the date the Release (described in Section 5(b) below) becomes irrevocable and final under applicable law), in the following order:
(A)	all Company stock options held by the Executive on his Termination Date shall become immediately exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

(B)	all restrictions on any restricted securities granted by the Company to the Executive shall be removed and the securities shall be fully vested and freely transferable, regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;

(C)	the Executive shall have an immediate right to receive all performance shares, and such performance shares shall be fully vested and freely transferable without restrictions, regardless of whether or not specific performance goals set forth in the relevant agreements shall have been attained; and

(D)	all performance units granted to the Executive shall be immediately vested and shall, notwithstanding any provision of an award agreement governing such performance units, be settled on the later of the sixtieth (60th) day after the Executive’s Termination Date and the date specified in the applicable award agreements, regardless of whether or not the relevant performance cycle has been completed, and regardless of whether any other terms and conditions of the relevant agreements shall have been satisfied in full.

The acceleration of awards, as provided under this Section 5(a)(iii), shall occur in the order in which such awards were granted, commencing with the award that has the earliest grant date.

(iv)	Except to the extent that the payments or benefits provided pursuant to this Section 5(a)(iv) would result in a reduction of the amount or benefits provided in the preceding paragraphs of this Section 5(a), because they, when added to such amounts or benefits, and the present value of any other parachute payments from the Company, would exceed the 299% Amount, the Company shall, during the two-year period following the Termination Date (the “Benefits Period”), provide the Executive and his eligible dependents with medical, dental and vision coverage (the “Health Care Benefits”) and life insurance benefits no less favorable to those which the Executive and his eligible dependents were receiving immediately prior to the Termination Date or, if more favorable to such persons, as in effect generally at any time thereafter with respect to other peer executives of the Company; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive Health Care Benefits under another employer-provided plan, the Health Care Benefits provided hereunder shall be terminated. The receipt of the Health Care Benefits shall be conditioned upon the Executive continuing to pay the monthly premium as in effect at the Company from time to time for coverage provided to former employees under Section 4980B of the Code in respect of the applicable level of coverage (i.e., single, single plus one, or family) (the “Applicable COBRA Premium”). During the portion of the Benefits Period in which the Executive and his eligible dependents continue to receive coverage under the Company’s Health Care Benefits plans, the Company shall pay to the Executive a monthly amount equal to the excess of (x) the Applicable COBRA Premium over (y) the monthly employee contribution rate that is paid by Company employees generally for the same or similar coverage, as in effect from time to time (and which amount shall in no event be greater than the employee contribution rate for the applicable level of coverage as in effect immediately prior to the Termination Date), which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s Termination Date. If Executive continues to receive Health Care Benefits pursuant to this Section 5(a)(iv) when, in the absence of the extension of coverage provided in this Section 5(a)(iv) Executive would not be entitled to continuation coverage under Section 4980B of the Code, (A) Executive shall receive payment or reimbursement for all medical, dental and vision expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred (B) the amount of medical, dental and vision expenses eligible for payment or reimbursement under the Health Care Benefits plans during the Executive’s taxable year will not affect the expenses eligible for payment or reimbursement in any other taxable year, except as otherwise permitted under Section 409A of the Code for medical reimbursement arrangements, and (C) the Executive’s right to payment or reimbursement of medical, dental or vision expenses under the Health Care Benefits plans is not subject to liquidation or exchange. The Benefit

Period shall run concurrently with the continuation coverage period provided under Section 4980B of the Code or other applicable law.

(v)	Except to the extent that the payments or benefits provided pursuant to this Section 5(a)(v) would result in a reduction of the amount or benefits provided in the preceding paragraphs of this Section 5(a), because they, when added to such amounts or benefits, and the present value of any other parachute payments from the Company, would exceed the 299% Amount, the Company shall pay or reimburse the Executive for expenses for outplacement services, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that (A) such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Executive’s Termination Date and (B) the amount of the outplacement services to be paid or reimbursed by the Company shall not, in the aggregate, exceed $15,000.

(vi)	The determination of whether any amount otherwise payable under Section 5 is a “parachute payment” and shall cause the 299% Amount to be exceeded shall be made, if requested by the Executive or the Company, by a public accounting firm retained by the Company (the “Accounting Firm”). The costs of obtaining such determination shall be borne by the Company.
(b)	The obligation of the Company to make any payment or provide any benefit pursuant to Section 5(a)(ii) or (iii) is conditioned upon (i) execution and delivery by Executive to the Company of a release agreement in favor of the Company and its respective officers, directors, employees, agents and equity holders in respect of Executive’s employment with the Company and the termination thereof (the “Release”), and (ii) such Release, once executed by Executive and delivered to the Company, becoming irrevocable and final under applicable law within sixty (60) days of Executive’s Termination Date. Promptly following Executive’s termination, the Company shall deliver to him an execution-ready Release and, in the event that Executive fails to deliver the executed Release to Company or the Executive delivers an executed Release but such Release does not become irrevocable and final under applicable law on or before the date on which such payments or benefits must be made under the foregoing provisions of Section 5(a)(ii) and (iii), then Executive shall forfeit the payments and benefits provided under such paragraphs. Additionally, Executive shall forfeit entitlement to all amounts and benefits under this Section 5 in the event the Company, acting in good faith, determines that Executive has breached any of the provisions of Section 7 of this Agreement or any of the provisions of the Release.

(c)	Notwithstanding any provision herein to the contrary, if and to the extent that any portion of the amounts payable or benefits provided to the Executive under this Section 5 constitute payments pursuant to a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code) and, at the time of his termination of employment, the Executive is a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), then the Company shall delay making such payments until the first day of the seventh calendar month following the Executive’s Termination Date or, if earlier, the date of the Executive’s death.

(d)	There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit (including Executive Benefits) of the Executive provided for in this Agreement.

(e)	Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the applicable Federal rate then in effect under Section 7872(f)(2)(A) of the Code (or any successor provision thereof) or, if lesser, the highest rate allowed by applicable usury laws.

(f)	Except as otherwise specifically provided under Section 22 hereof, to the extent applicable, the rights of the Executive to continue to participate in any Executive Benefit following the Executive’s Termination Date shall be determined in accordance with the terms of the applicable plan documents and shall not be modified by the terms of this Agreement.

(g)	For purposes of determining the timing of any payment to which the Executive is entitled under this Section 5 on or following his Termination Date, such event shall not have occurred, and such payment shall not be made, unless the Executive has experienced a “separation from service” as defined under Treasury Regulations § 1.409A-1(h), without regard to the alternative definitions provided thereunder.
     6. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the restrictive covenants contained in Section 7 hereof will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.
     7. Restrictive Covenants:
     (a) Confidential Information. Executive acknowledges and the Company agrees that it has and shall continue to provide to Executive, both prior to and during the Employment Period, information regarding Company’s methods of business, and was also provided with, and had access to, other Confidential Information. “Confidential Information” includes, but is not limited to, customer lists, customer information, business plans, marketing plans, cost information, sourcing information, compensation figures, product pricing information, product design specification, future business plans, any and all documents, memoranda, records and files, correspondence, notes, specifications, and plans, policies and procedures, computer programs, software, and other proprietary data of whatever type or nature. Executive understands that this Confidential Information is in the nature of a trade secret, and is the sole property of Company. Executive promises and agrees that he will not directly or indirectly, use for his benefit, use to the injury of Company, or divulge to persons other than authorized representatives of Company, any Confidential Information of the Company.

     (b) Competitive Activity. In further consideration of the Confidential Information that the Company shall provide to Executive hereunder and of the Company entering into this Agreement and providing Executive with a defined employment term, during a period ending one (1) year following the Termination Date (the “Non-Compete Period”), if the Executive shall have received or shall be receiving benefits under Section 5(a) hereof, the Executive shall not, without the prior written consent by the Company, directly or indirectly engage in the business of developing products competitive with the business of the Company within the United States of America and any other geographical area served by the Company (the “Applicable Area”) during the twelve (12) month period immediately preceding termination of the Executive’s employment with the Company nor will the Executive engage, within such geographical area(s), in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service marketed or planned by the Company immediately prior to the Termination Date, the plans, designs or specifications of which have been revealed to the Executive. The Executive acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests. “Competitive Activity” shall not include (i) the mere ownership of a de minimis amount of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
     (c) Non-Solicitation. Executive understands and agrees that he will not solicit or hire, directly or indirectly, any individual employed by Company, or any individual who worked for Employer during the previous twelve (12) months, for a period of twenty-four (24) months following Executive’s Termination Date.
     8. Legal Fees and Expenses: It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel (other than Winstead PC), and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid. Expenses paid or reimbursed pursuant to this Section 8 shall be made in the manner prescribed, and subject to the conditions of, Section 3(d) hereof.
     9. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change of Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an officer of the Company following the commencement of any discussion with a third person that ultimately results in a Change of Control shall be deemed to be a termination or removal of the Executive after a Change of Control for purposes of this Agreement.
     10. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
     11. Successors and Binding Agreement:
     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement shall not otherwise be assignable, transferable or delegable by the Company.
     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 11(a) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     (d) The Company and the Executive recognize that each Party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
     12. Illegal Acts. The Company shall not require or request that the Executive perform, directly or indirectly, any act of fraud, embezzlement, theft, or other illegal act in connection with the Executive’s duties or in the course of the Executive’s employment with the Company.
     13. Applicable Law: THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND THE LAWS OF THE UNITED STATES OF AMERICA AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS. COURTS

WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN DALLAS COUNTY, TEXAS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
     14. Notices: All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

If to the Company:	Tandy Brands Accessories, Inc.
3631 W. Davis Street, Suite # A
Dallas, Texas 75225
Facsimile Transmission No.: (214) 330-6640
Attn: Chief Financial Officer

with a copy (which will not constitute notice) to: Winstead PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Facsimile Transmission No.: (214) 745-5390
Attn: Christopher D. Williams

If to the Executive:	N. Roderick McGeachy, III.

Facsimile Transmission No.:

with a copy (which will not constitute notice) to:

Facsimile Transmission No.:
Attn:
Either party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.
     15. Gender: Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.
     16. Amendment: This Agreement may not be amended or supplemented except pursuant to a written instrument signed by the party against whom such amendment or supplement is to be enforced. Nothing contained in this Agreement will be deemed to create any agency, joint venture, partnership or similar relationship between the parties to this Agreement. Nothing contained in this Agreement will be deemed to authorize either party to this Agreement to bind or obligate the other party.
     17. Counterparts: This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement. This Agreement will be considered fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.
     18. Severability: If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties will be construed and enforced accordingly. The parties acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.
     19. Third Parties: Except as expressly set forth or referred to in this Agreement, nothing in this Agreement is intended or will be construed to confer upon or give to any party other than the parties to this Agreement and their successors and permitted assigns, if any, any rights or remedies under or by reason of this Agreement.
     20. Waiver: No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right.
     21. Ambiguity: To the extent an ambiguity exists under this Agreement, the parties shall interpret the Agreement in a manner necessary to comply with Section 409A of the Code.
     22. Concurrent Agreements: This Agreement is voluntarily entered into and, upon the occurrence of a Change of Control, will supersede and take the place of any change of control, severance or employment agreements between the parties hereto, unless and to the extent otherwise specifically provided therein to the contrary. Accordingly, the parties hereto expressly agree and hereby declare that any and all such other change of control, severance or employment agreements between the parties are terminated and of no force or effect as of the date of the Change of Control.
     23. Survival: Sections 6 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment with the Company.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY: TANDY BRANDS ACCESSORIES, INC.
By:	/s/ W. Grady Rosier
	Name:	W. Grady Rosier
	Title:	Lead Independent Director

EXECUTIVE:
/s/ N. Roderick McGeachy, III
N. Roderick McGeachy, III